EXHIBIT 4.2




                               SEMICON TOOLS, INC.
                             111 BUSINESS PARK DRIVE
                             ARMONK, NEW YORK 10504





Mr. Paul Alper
Parrex Associates
1200 RT 23
Butler N.J. 07405

Dear Mr. Alper

This letter is to confirm the payment to Parrex Associates, Inc. for the past services you have performed as advisor and consultant to the Company.

As we have agreed, the payment will be for your services will be in the form of 25,000 shares of common stock, valued at $.25 per share, registered by Semicon Tools Inc. pursuant to a S-8 registration statement

Best regards

/s/ Gene Pian

Gene Pian
President



Agreed and Accepted
Parrex Associates, Inc.

/s/ Paul Alper, President

Paul Alper